Exhibit 99.1

PRESS RELEASE

Contact:	Investors:
Michael J. Lambert	Patrick F. Williams
EVP & Chief Financial Officer	Vice President, Strategy & Investor Relations
NuVasive, Inc.	NuVasive, Inc.
858.909.3394	858-638-5511
investorrelations@nuvasive.com	investorrelations@nuvasive.com

Media:
Nicholas S. Laudico
The Ruth Group
646-536-7030
nlaudico@theruthgroup.com

NuVasive Announces Conference Call to Discuss Preliminary Unaudited

Third Quarter 2012 Revenue Results

SAN DIEGO, October 3, 2012 - NuVasive, Inc. (Nasdaq: NUVA), a medical device company focused on developing minimally disruptive surgical products and procedures for the spine, announced today preliminary unaudited information regarding expected revenue results for the third quarter 2012. NuVasive anticipates revenue for the third quarter 2012 to be approximately $147 million, which is below the Company’s previous comments that suggested flat sequential revenue growth compared to $154.4 million in the second quarter 2012.

NuVasive will announce complete revenue and earnings details related to the third quarter 2012 and will update guidance for the full year 2012 when the Company releases earnings on Monday, October 29, 2012, after the close of the market.

Alex Lukianov, Chairman and Chief Executive Officer, stated, “We experienced an unexpected sequential decline in the third quarter due to unusually high account churn related primarily to the growth of surgeon participation in physician-owned distributorships and to increasingly aggressive competitive tactics. As well, we heard from many surgeon customers of increased delays and denials from insurance payers. We believe our ability to take market share with innovative procedural solutions and services remain strong. We are focused on addressing the new challenges and will provide revised full year guidance, on our October 29th earnings conference call.”

NuVasive will hold a conference call today at 5:30 p.m. ET / 2:30 p.m. PT to discuss the preliminary unaudited third quarter revenue results and to review upcoming catalysts including:

•	Continued expansion internationally including entry into the Japan market;

•	Potential approval of PCM®, its cervical TDR device for motion preservation;

•	New launches and product highlights planned for the upcoming North American Spine Society (NASS) annual meeting; and

•	Continued successful rollouts of its latest lumbar systems: Precept® and MAS® PLIF.

The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through November 1, 2012. In addition, a telephone replay of the call will be available until October 17, 2012. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number 401462.

NuVasive will also hold a conference call on Monday, October 29, 2012, at 5:30 p.m. ET / 2:30 p.m. PT to discuss third quarter 2012 financial results. The dial-in numbers are 1-877-407-9039 for domestic callers and 1-201-689-8470 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.nuvasive.com.

After the live webcast, the call will remain available on NuVasive’s website, www.nuvasive.com, through November 28, 2012. In addition, a telephone replay of the call will be available until November 12, 2012. The replay dial-in numbers are 1-877-870-5176 for domestic callers and 1-858-384-5517 for international callers. Please use pin number 399418.

About NuVasive

NuVasive is a medical device company focused on developing minimally disruptive surgical products and procedurally integrated solutions for the spine. The Company is the 3rd largest player in the $7.9 billion global spine market.

NuVasive’s principal product offering is based on its Maximum Access Surgery, or MAS® platform. The MAS platform combines several categories of solutions that collectively minimize soft tissue disruption during spine surgery with maximum visualization and safe, easy reproducibility for the surgeon: a proprietary software-driven nerve avoidance system and intra-operative monitoring support; MaXcess®, a unique split-blade retractor system; a wide variety of specialized implants; and several biologic fusion enhancers. MAS significantly reduces surgery time and returns patients to activities of daily living much faster than conventional approaches. Having redefined spine surgery with the MAS platform’s lateral approach, known as eXtreme Lateral Interbody Fusion, or XLIF®, NuVasive has built an entire spine franchise. With over 70 products today spanning lumbar, thoracic and cervical applications, the Company will continue to expand and evolve its offering predicated on its R&D focus and dedication to outstanding service levels supported by a culture of Absolute Responsiveness®.

NuVasive cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause NuVasive’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. The potential risks and uncertainties that could cause actual growth and results to differ materially include, but are not limited to: the uncertain process of seeking regulatory approval or clearance for NuVasive’s products or devices, including risks that such process could be significantly delayed; the possibility that the FDA may require significant changes to NuVasive’s products or clinical studies; the risk that products may not perform as intended and may therefore not achieve commercial success; the risk that competitors may develop superior products or may have a greater market position enabling more successful commercialization; the risk that issuance payors may refuse to reimburse healthcare providers for the use of NuVasive’s products; the risk that additional clinical data may call into question the benefits of NuVasive’s products to patients, hospitals and surgeons; and other risks and uncertainties more fully described in NuVasive’s press releases and periodic filings with the Securities and Exchange Commission. NuVasive’s public filings with the Securities and Exchange Commission are available at www.sec.gov. NuVasive assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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